UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
For registration of certain classes of securities
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2009
SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	0-21911 (Commission File Number)	73-1565725 (IRS Employer Identification No.)

5416 S. Yale, Suite 400 Tulsa, Oklahoma (Address of Principal Executive Offices)	74135 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Warrants to Purchase Common Stock	NASDAQ Capital Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-157879
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of the Company’s Securities to be Registered
Syntroleum Corporation (the “Company”) has issued warrants (the “Warrants”) to purchase 1,892,291 shares of its common stock, par value $.01 and is obligated upon the satisfaction of certain contractual conditions to issue Warrants in the future for the purchase of up to an additional 3,784,582 shares of such common stock. For a description of the Warrants to be registered hereunder, reference is made to the information set forth under the heading “Description of the Securities we are Offering” in the prospectus forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-157879) originally filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2009, and declared effective as of May 22, 2009, and in the Prospectus Supplement filed with the Commission on October 14, 2009, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.
In addition, a complete description of the terms of the Warrants is set forth in the Common Stock Purchase Warrant (the “Warrant Agreement”), dated as of October 14, 2009, between the Company and Fletcher International, Ltd. (“Fletcher”) and the Securities Purchase Agreement dated as of October 14, 2009, between the Company and Fletcher (the “Securities Purchase Agreement”). The Warrant Agreement has been filed with the Commission as Exhibit 10.89 to the Current Report on Form 8-K of the Company filed on October 14, 2009 and the Securities Purchase Agreement has been filed as Exhibit 10.88 to the same Current Report on Form 8-K.
Item 2. Exhibits
See Index to Exhibits.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNTROLEUM CORPORATION
Date: October 14, 2009	By:	/s/ Karen L. Gallagher
Karen L. Gallagher
Senior Vice President, Principal Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.88	Securities Purchase Agreement dated October 14, 2009, between the Company and Fletcher International, Ltd. (incorporated by reference to Exhibit 10.88 to the Current Report on Form 8-K of Syntroleum Corporation filed on October 14, 2009).

10.89	Common Stock Purchase Warrant dated October 14, 2009, between the Company and Fletcher International, Ltd. (incorporated by reference to Exhibit 10.89 to the Current Report on Form 8-K of Syntroleum Corporation filed on October 14, 2009).